                                                                      EXHIBIT B

                                  AGREEMENT AND
                                 PLAN OF MERGER
                                  BY AND AMONG

                          INTERNATIONAL PAPER COMPANY,

                         INTERNATIONAL PAPER - 37, INC.

                                       AND

                         SHOREWOOD PACKAGING CORPORATION

                          DATED AS OF FEBRUARY 16, 2000


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                               TABLE OF CONTENTS

                                                                                  Page
                                    ARTICLE I
                                    THE OFFER

1.1      The Offer.................................................................1
1.2      Company Action............................................................3
1.3      Directors.................................................................5

                                   ARTICLE II
                                   THE MERGER

2.1      The Merger................................................................6
2.2      Effective Time............................................................6
2.3      Closing of the Merger.....................................................7
2.4      Effects of the Merger.....................................................7
2.5      Certificate of Incorporation and By-laws..................................7
2.6      Directors.................................................................7
2.7      Officers..................................................................7
2.8      Conversion of Shares......................................................7
2.9      Delivery of Merger Consideration..........................................7
2.10     Dissenting Shares.........................................................9
2.11     Treatment of Company Options and Stock Units.............................10
2.12     Adjustments..............................................................10
2.13     Stockholders' Meeting....................................................10
2.14     Merger Without Meeting of Stockholders...................................11

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1      Existence; Good Standing; Corporate Authority............................11
3.2      Authorization, Validity and Effect of Agreements.........................12
3.3      Capitalization...........................................................12
3.4      Subsidiaries.............................................................13
3.5      Other Interests..........................................................13
3.6      No Conflict; Required Filings and Consents...............................14
3.7      Compliance; Permits......................................................15
3.8      SEC Documents............................................................15

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                                       i

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
3.9      Financial Statements; Undisclosed Liabilities............................16
3.10     Absence of Certain Changes...............................................16
3.11     Material Contracts.......................................................17
3.12     Litigation...............................................................18
3.13     Taxes....................................................................18
3.14     Employee Benefit Plans...................................................19
3.15     Labor and Employment Matters.............................................21
3.16     No Brokers...............................................................21
3.17     Properties...............................................................21
3.18     Environmental Laws.......................................................22
3.19     Related Party Transactions...............................................24
3.20     Intellectual Property....................................................24
3.21     State Takeover Statutes Inapplicable.....................................25
3.22     Product Liability........................................................25
3.23     Opinions of Financial Advisors...........................................25
3.24     Rights Agreement.........................................................25
3.25     Full Disclosure..........................................................25

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

4.1      Existence; Good Standing; Corporate Authority............................26
4.2      Authorization, Validity and Effect of Agreements.........................26
4.3      No Conflict; Required Filings and Consents...............................27
4.4      No Brokers...............................................................28
4.5      Full Disclosure..........................................................28
4.6      No Prior Activities......................................................28
4.7      Financing................................................................28

                                    ARTICLE V

                                    COVENANTS

5.1      Conduct of Business by the Company Pending the Merger....................29
5.2      No Solicitation..........................................................31
5.3      Access to Information; Confidentiality...................................33

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                                       ii

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
5.4      Consents; Approvals......................................................33
5.5      Indemnification and Insurance............................................33
5.6      Employee Benefits........................................................35
5.7      Notification of Certain Matters..........................................35
5.8      Further Action...........................................................36
5.9      Public Announcements.....................................................36
5.10     Financial Information....................................................36

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

6.1      Offer....................................................................36
6.2      Stockholder Approval.....................................................36
6.3      No Injunction or Action..................................................36
6.4      Governmental Approval....................................................37

                                   ARTICLE VII

                                   TERMINATION

7.1      Termination..............................................................37
7.2      Effect of Termination....................................................39
7.3      Fees and Expenses........................................................39

                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.1      Nonsurvival of Representations, Warranties and Agreements................40
8.2      Notices..................................................................41
8.3      Assignment; Binding Effect...............................................41
8.4      Entire Agreement.........................................................41
8.5      Amendment................................................................42
8.6      Governing Law; Consent to Jurisdiction...................................42
8.7      Counterparts.............................................................42
8.8      Headings.................................................................42
8.9      Interpretation...........................................................42

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                                      iii

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
8.10     Waivers..................................................................43
8.11     Incorporation of Exhibits................................................43
8.12     Severability.............................................................43
8.13     Enforcement of Agreement.................................................43
8.14     Waiver of Jury Trial.....................................................44
8.15     Company Disclosure Letter................................................44
8.16     Execution................................................................44
8.17     Personal Liability.......................................................44
8.18     Date for any Action......................................................44
8.19     Obligation of Parent and the Company.....................................44
8.20     Certain Definitions......................................................44

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Annex A

                                       iv

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                          AGREEMENT AND PLAN OF MERGER

                  This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") dated as of February 16, 2000, is by and among International Paper Company, a New York corporation ("PARENT"), International Paper-37, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("PURCHASER"), and Shorewood Packaging Corporation, a Delaware corporation (the "COMPANY").

                                    RECITALS

                  WHEREAS, the Company and Parent have determined to engage in the transactions (the "TRANSACTIONS") contemplated by this Agreement, including
(a) the commencement of an Offer (as defined below) by Purchaser to purchase for cash all of the outstanding shares of common stock, $.01 par value, of the Company ("COMPANY COMMON STOCK") together with the associated rights to purchase preferred stock (the "RIGHTS"), issued pursuant to the Rights Agreement, dated as of June 12, 1995 (the "RIGHTS AGREEMENT"), between the Company and The Bank of New York, and (b) a business combination whereby Purchaser will be merged with and into the Company in accordance with the Delaware General Corporation Law (the "DGCL"), with the Company continuing as the surviving corporation of such merger and a direct wholly-owned subsidiary of Parent (the "MERGER");

                  WHEREAS, the respective boards of directors of the Company, Parent and Purchaser have each approved and declared advisable this Agreement and the Transactions;

                  WHEREAS, the Board of Directors of the Company (the "BOARD")
(i) has determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) has approved the Merger, the Offer, this Agreement and the other transactions contemplated hereby and (iii) recommends that the Company's stockholders adopt this Agreement and the Merger and that the Company's stockholders tender their shares pursuant to the Offer; and

                  WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representation, warranties and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                    THE OFFER

                  1.1      THE OFFER.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Article VII and none of the events set forth in ANNEX A hereto shall have occurred or be existing, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable after the date hereof (but in no event later than the tenth business day after the public announcement of the terms of this Agreement), commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), an offer (the "OFFER") to purchase any and all of the outstanding shares of Company Common Stock (and associated Rights) at a price of Twenty-One United States Dollars ($21.00) per share and associated Right (the "OFFER PRICE"), net to the seller in cash, subject to reduction for any applicable withholding taxes and, but only if such payment is to be made other than to the registered holder, any applicable stock transfer taxes payable by such holder. The Offer will be made pursuant to an Offer to Purchase and related Letter of Transmittal containing the terms and conditions set forth in this Agreement. The initial expiration date of the Offer shall be the twentieth business day from and after the date the Offer is commenced (the "INITIAL EXPIRATION DATE"). The obligation of Purchaser to accept for payment, purchase and pay for any shares of Company Common Stock (and associated Rights) tendered pursuant to the Offer shall be subject, except as provided in Section 1.1(b), only to the satisfaction of (i) the condition that a number of shares of Company Common Stock representing not less than fifty-one percent (51%) of the total issued and outstanding shares of Company Common Stock on a fully-diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights or securities convertible into shares of Company Common Stock) (excluding any shares of Company Common Stock held by the Company or any of its Subsidiaries (as defined below)) on the date such shares are purchased pursuant to the Offer have been validly tendered and not withdrawn prior to the expiration of the Offer (the "MINIMUM CONDITION") and (ii) the other conditions set forth in ANNEX A hereto; PROVIDED, HOWEVER, that Purchaser expressly reserves the right to waive any of the conditions to the Offer (other than the Minimum Condition) and to make any change in the terms or conditions of the Offer in its sole discretion, subject to Section 1.1(b).

                  (b) Without the prior written consent of the Company, neither Parent nor Purchaser will (i) decrease the price per share of Company Common Stock payable in the Offer, (ii) decrease the number of shares of Company Common Stock sought in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to those set forth in ANNEX A, (v) except as provided below or required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") applicable to the Offer, change the expiration date of the Offer, or (vi) otherwise amend or change any term or condition of the Offer in a manner adverse to the holders of shares of Company Common Stock. Notwithstanding anything in this Agreement to the contrary, without the consent of the Company, Purchaser shall have the right to extend the Offer beyond the Initial Expiration Date in the following events: (i) from time to time if, at the Initial Expiration Date (or extended expiration date of the Offer, if applicable), any of the conditions to the Offer (other than the Minimum Condition to which this clause does not apply) shall not have been satisfied or waived, until such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; (iii) if all conditions to the Offer (other than the Minimum Condition) are satisfied or waived, but the Minimum Condition has not been satisfied, for one or more periods not to exceed thirty (30) business days (for all such extensions); or (iv) if all of the conditions to the Offer are satisfied or waived but the number of shares of Company Common Stock validly tendered and not withdrawn is less than ninety percent (90%) of the then outstanding number of shares of Company Common Stock on a fully diluted basis, for an aggregate period not to exceed twenty (20) business days (for all such extensions), PROVIDED that

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Purchaser shall accept and promptly pay for all securities tendered prior to the date of such extension and shall otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with each such extension. In addition, Parent and Purchaser agree that Purchaser shall from time to time extend the Offer, if requested by the Company, (i) if at the Initial Expiration Date (or any extended expiration date of the Offer, if applicable), any of the conditions to the Offer other than (or in addition to) the Minimum Condition shall not have been waived or satisfied, until (taking into account all such extensions) the earlier of June 30, 2000 or such earlier date upon which any such condition (other than the Minimum Condition) shall not be reasonably capable of being satisfied prior to June 30, 2000; or (ii) if at the Initial Expiration Date (or any extended expiration date of the Offer, if applicable), all of the conditions to the Offer other than the Minimum Condition shall have been waived or satisfied and the Minimum Condition shall not have been satisfied, until the earlier of ten (10) business days after such expiration date or June 30, 2000. Upon the prior satisfaction or waiver of all the conditions to the Offer, and subject to the terms and conditions of this Agreement, Purchaser will, and Parent will cause Purchaser to, accept for payment, purchase and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer.

                  (c) As soon as reasonably practicable on the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto, the "SCHEDULE TO") with respect to the Offer. The Schedule TO will comply as to form and content in all material respects with the applicable provisions of the federal securities laws and will contain the offer to purchase and form of the related letter of transmittal (such Schedule TO and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Parent and the Company each agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule TO or the other Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Purchaser agree to take all steps necessary to cause the Offer Documents as so corrected or supplemented to be filed with the SEC and be disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC. Parent and Purchaser agree to provide to the Company and its counsel any comments or other communications which Parent, Purchaser or their counsel may receive from the Staff of the SEC with respect to the Offer Documents promptly after receipt thereof.

                  1.2      COMPANY ACTION.

                  (a) The Company hereby consents to the Offer and represents and warrants that the Board, at a meeting duly called and held has
(i) unanimously determined that this Agreement and the Transactions, including the Offer, the Merger, and the purchase of shares of Company Common Stock and associated Rights contemplated by the Offer, are advisable and fair to and in the best interests of the Company and the Company's stockholders,

(ii) unanimously approved and adopted this Agreement, certain agreements with stockholders of the Company being entered into in connection herewith and the Transactions, including the Offer, the Merger, and the purchase of shares of Company Common Stock and associated Rights contemplated by the Offer, in accordance with the requirements of the DGCL, which approval satisfies in full the requirements of prior approval contained in Section 203(a)(1) of the DGCL,
(iii) unanimously resolved to recommend that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock and associated Rights pursuant to the Offer and approve and adopt this Agreement and the Merger and (iv) unanimously resolved to amend the Rights Agreement as contemplated herein. The Company hereby consents to the inclusion in the Offer Documents, the
Schedule 14D-9 (as defined below) and the Proxy Statement (as defined below) (if any) of such recommendation of the Board. The Company represents that (1) a special committee of the Board (the "SPECIAL COMMITTEE") and the Board have received the written opinion (the "GREENHILL FAIRNESS OPINION") of Greenhill & Co., LLC ("GREENHILL") and (2) the Board has received the written opinion (the "BEAR STEARNS FAIRNESS OPINION") of Bear, Stearns & Co. Inc. ("BEAR STEARNS"), in each case stating that the proposed consideration to be received by the holders of shares of Company Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by (1) Greenhill to permit, subject to the prior review and consent by Greenhill (such consent not to be unreasonably withheld), the inclusion of the Greenhill Fairness Opinion (or a reference thereto) in the Offer Documents and the Schedule 14D-9 and (2) by Bear Stearns to permit, subject to the prior review and consent by Bear Stearns (such consent not to be unreasonably withheld), the inclusion of the Bear Stearns Fairness Opinion (or a reference thereto) in the Offer Documents and the Schedule 14D-9. The Company has been advised by each of its directors and by each executive officer of the Company who as of the date hereof is actually aware (to the knowledge of the Company) of the Transactions that each such person intends to tender pursuant to the Offer all Shares owned by such person.

                  (b) The Company will cause its transfer agent to promptly furnish Parent and Purchaser with a list of the Company's stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories and to provide to Parent and Purchaser such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Purchaser or their agents may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser and each of their affiliates, associates and agents will hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

                  (c) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that shall reflect the recommendations of the Board referred to above. The Company and Parent each agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule 14D-9 to include any information that shall become necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected or supplemented to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company agrees to provide to Parent and Purchaser and their counsel with any comments or other communications which the Company or its counsel may receive from the Staff of the SEC with respect to the Schedule 14D-9 promptly after receipt thereof. Parent, Purchaser and the Company each hereby agree to provide promptly such information necessary to the preparation of the exhibits and schedules to the Schedule 14D-9 and the Offer Documents which the respective party responsible therefor will reasonably request.

                  1.3      DIRECTORS.

                  (a) Promptly following the purchase of and payment for a number of shares of Company Common Stock that satisfies the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this Section) and
(ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and Purchaser (including shares of Company Common Stock paid for pursuant to the Offer), upon such acceptance for payment, bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all action within its power to cause Purchaser's designees to be elected or appointed to the Board, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individual directors designated by Purchaser to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board other than any such committee of such board established to take action under this Agreement and (ii) each board of directors of each Subsidiary (as defined below) of the Company, and each committee thereof, that represents the same percentage as such individuals represent on the Board. Notwithstanding the foregoing, in the event that Purchaser's designees are to be appointed or elected to the Board, until the Effective Time (as defined below), such board of directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company (the "CONTINUING DIRECTORS"); provided that in the event that the number of Continuing Directors shall be reduced below two for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Agreement. As used in this Agreement, the term "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

                  (b) The Company's obligations to appoint Purchaser's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent and Purchaser shall supply to the Company, and be solely responsible for, any information with respect to themselves and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                  (c) Following the election or appointment of Purchaser's designees pursuant to Section 1.3(a) and until the Effective Time, the approval of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company's board of directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company's board of directors, any amendment of the certificate of incorporation or bylaws of the Company, any extension of time for performance of any obligation or action hereunder by Parent or Purchaser, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company and any material transaction with Parent, Purchaser or any affiliate thereof.

                                   ARTICLE II
                                   THE MERGER

                  2.1      THE MERGER. At the Effective Time (as defined in
Section 2.2 below) and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Purchaser will be merged with and into the Company. Following the Merger, the Company will continue as the surviving corporation (the "SURVIVING CORPORATION") and as a wholly owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease in accordance with the DGCL. Subject to the terms and conditions of this Agreement, Parent and Purchaser agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Stockholder Meeting with respect to the Merger or the purchase by Purchaser of 90% or more of the outstanding shares of Company Common Stock pursuant to the Offer.

                  2.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties will cause the Merger to be consummated by filing an appropriate certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or after the Closing Date (as defined in Section 2.3 below). The Merger will become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "EFFECTIVE TIME," and the date of such effectiveness shall be the "EFFECTIVE DATE").

                  2.3 CLOSING OF THE MERGER. The closing of the Merger (the "CLOSING") will take place on a date and at a place in New York, New York to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver (as permitted by this Agreement and applicable law) of all of the conditions set forth in ARTICLE VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "CLOSING DATE"), unless the parties agree to another time, date or place in writing.

                  2.4 EFFECTS OF THE MERGER. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Purchaser will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser will become the debts, liabilities and duties of the Surviving Corporation.

                  2.5 CERTIFICATE OF INCORPORATION AND BY-LAWS. Subject to the provisions of Section 5.5, the certificate of incorporation and bylaws of Purchaser in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation until respectively amended in accordance with their terms and applicable law.

                  2.6 DIRECTORS. The directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected and qualified.

                  2.7 OFFICERS. The officers of the Company as of the Effective Time will be the initial officers of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

                  2.8 CONVERSION OF SHARES. At the Effective Time and without any action on the part of the holder thereof, subject to Section 2.10, each issued and outstanding share of Company Common Stock will convert into the right to receive an amount in cash, without interest, equal to Twenty-One United States Dollars ($21.00) (the "MERGER CONSIDERATION"). As a result of the Merger, each issued and outstanding share of common stock of Purchaser will be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation. Notwithstanding anything contained in this Section 2.8 to the contrary, each share of Company Common Stock issued and held in the Company's treasury immediately before the Effective Time, and each share of Company Common Stock held by Parent, Purchaser, any other Subsidiary of Parent or any Subsidiary of the Company immediately before the Effective Time, will, by virtue of the Merger, cease to be outstanding and will be cancelled and retired without payment of any consideration therefor.

                  2.9      DELIVERY OF MERGER CONSIDERATION.

                  (a) Promptly after the Effective Time, Parent shall deposit or cause to be deposited in trust (the "PAYMENT FUND") with an agent designated by Parent (the "PAYMENT AGENT") for the benefit of the holders of certificates representing the shares of Company Common Stock issued and outstanding as of the Effective Time (collectively "CERTIFICATES"), the aggregate Merger Consideration, as and when needed, to be paid in respect of the shares of Company Common Stock. The Payment Fund shall not be used for any other purpose. The Payment Fund may be invested by the Payment Agent, as directed by Surviving Corporation, in (i) obligations of or guaranteed by the United States,
(ii) commercial paper rated A-1, P-1 or A-2, P-2, and (iii) certificates of deposit, bank repurchase agreements and bankers acceptances of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia that has capital, surplus and undivided profits of at least $1 billion or in money market funds which are invested substantially in such investments. Any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

                  (b) As soon as reasonably practicable after the Effective Time, Parent will instruct the Payment Agent to mail to each holder of record of Company Common Stock immediately before the Effective Time (excluding any shares of Company Common Stock cancelled pursuant to Section 2.8):

                           (1)      a letter of transmittal (the "LETTER OF
TRANSMITTAL") (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of such Certificates to the Payment Agent and will be in such form and have such other provisions as Parent reasonably specifies), and

                           (2)      instructions for use in effecting the
surrender of each Certificate in exchange for the aggregate Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

                  (c) Parent and the Surviving Corporation shall cause the Payment Agent to pay to the holders of a Certificate, as soon as practicable after receipt of any Certificate (or in lieu of any such Certificate which has been lost, stolen or destroyed, an affidavit of lost, stolen or destroyed share certificates (including customary indemnity or bond against loss) in form and substance reasonably satisfactory to Parent) together with the Letter of Transmittal, duly executed, and such other documents as Parent or the Payment Agent reasonably request, in exchange therefor a check in the amount equal to the cash, if any, which such holder has the right to receive pursuant to the provisions of this ARTICLE II. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. Each Certificate surrendered in accordance with the provisions of this Section 2.9(c) shall be cancelled forthwith.

                  (d) In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to the transferee only if (i) the Certificate representing such shares of Company Common Stock surrendered to the Payment Agent in accordance with Section 2.9(c) hereof is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer, (ii) the person requesting such transfer pays to the Payment Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Payment Agent that such taxes have been paid or are not required to be paid, and (iii) such person establishes to the reasonable satisfaction of Parent that such transfer would not violate any applicable federal or state securities laws.

                  (e) At and after the Effective Time, each holder of a Certificate that represented issued and outstanding shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender his or her Certificate in exchange for the Merger Consideration multiplied by the number of shares represented by such Certificate and except as otherwise provided by applicable law, and no transfer of shares of Company Common Stock shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Payment Agent for any reason, they will be canceled and exchanged as provided in this ARTICLE II, except as otherwise provided by applicable law.

                  (f) The Merger Consideration paid in the Merger shall be net to the holder of shares of Company Common Stock in cash, and without interest thereon, subject to reduction only for any applicable withholding taxes and, but only if the Merger Consideration is to be paid other than to the registered holder, any applicable stock transfer taxes payable by such holder.

                  (g) Promptly following the date which is one year after the Effective Time, the Payment Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Payment Agent's duties shall terminate. Thereafter, each holder of a certificate representing shares of Company Common Stock (other than certificates representing Dissenting Shares) may surrender such certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Company or the Payment Agent shall be liable to a holder of a Certificate for any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 2.9(a) to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

                  2.10 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately before the Effective Time and that are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (insofar as such Section is applicable to the Merger and provides for appraisal rights with respect to it), shall not be converted into the right to receive the Merger Consideration as provided in
Section 2.8 hereof, unless such holders fail to perfect or withdraw or otherwise lose their rights to appraisal. Instead, ownership of such shares will entitle the holder thereof to receive the consideration determined pursuant to Section 262 of the DGCL; PROVIDED, HOWEVER, that if such holder fails to perfect or effectively withdraws such holder's right to appraisal and payment under the DGCL, each of such shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates in the manner provided in Section 2.8 hereof. The Company will give Parent (a) prompt notice of any demands (or withdrawals of demands) for appraisal received by the Company pursuant to the applicable provisions of the DGCL and any other instruments served pursuant to the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle, or settle, any such demands.

                  2.11     TREATMENT OF COMPANY OPTIONS AND STOCK UNITS.

                  (a) Prior to the Initial Expiration Date, the Company shall take all actions necessary and appropriate to provide that, upon the Effective Time, each outstanding option to purchase shares or other similar interest (collectively, the "OPTIONS") granted under any of the Company's stock option plans or under any other plan or arrangement (the "OPTION PLANS") and each outstanding warrant to purchase shares described in Section 3.3(b) of the Company Disclosure Letter (collectively, the "WARRANTS"), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each holder of such Option or Warrant shall receive an amount in cash in respect thereof, if any, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (ii) the number of shares subject thereto (such payment to be net of applicable withholding taxes).

                  (b) Prior to the Initial Expiration Date, the Company shall take all actions necessary and appropriate to provide that, upon the Effective Time, each outstanding stock unit granted pursuant to the Company's Incentive Program for Canadian Employees shall become vested and shall be cancelled, and in exchange therefor, each holder thereof shall be entitled to receive the Merger Consideration (such payment to be net of applicable withholding taxes).

                  (c) The Company shall use its reasonable best efforts to obtain all necessary waivers, consents or releases from holders of Options, Warrants and stock units and shall take any such action as may be reasonably necessary to give effect to, and to accomplish the transactions contemplated by, this Section 2.11.

                  2.12 ADJUSTMENTS. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

                  2.13 STOCKHOLDERS' MEETING. If required by applicable law to consummate the Merger, the Company, acting through the Board, shall, in accordance with and to the extent permitted by applicable law:

                  (a) duly call, give notice of, convene and hold a special meeting of its stockholders (the "STOCKHOLDERS MEETING") as soon as practicable following the date on which Purchaser completes the purchase of shares of Company Common Stock pursuant to the Offer (the "OFFER COMPLETION DATE") for the purpose of considering and taking action upon this Agreement;

                  (b) subject to its fiduciary duties under applicable law, include in the Proxy Statement (as defined below) the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger; and

                  (c) prepare and file with the SEC a preliminary proxy or information statement relating to this Agreement and the Merger and use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement and, after consultation with Parent and Purchaser, respond promptly to any comments made by the SEC with respect to the preliminary proxy statement or information statement and cause a definitive proxy or information statement relating to this Agreement and the Merger (such proxy or information statement together with any and all amendments or supplements thereto, the "PROXY STATEMENT") to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer.

                  At the Stockholders Meeting, Parent and Purchaser and any of their respective Subsidiaries will vote, or cause to be voted, all shares of Company Common Stock owned by them in favor of this Agreement and the transactions contemplated hereby.

                  2.14 MERGER WITHOUT MEETING OF STOCKHOLDERS. If Parent, Purchaser or any other Subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, the parties hereto agree, subject to satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of shares of Company Common Stock pursuant to the Offer without the Stockholders Meeting.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the disclosure letter delivered prior to the execution of this Agreement to Parent (the "COMPANY DISCLOSURE LETTER"), the Company represents and warrants to Parent and Purchaser as of the date of this Agreement as follows:

                  3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing could not reasonably be expected to have a Company Material Adverse Effect. As used herein, the term "Company Material Adverse Effect" means a material adverse effect on (i) the business, properties, operations results of operations or condition (financial or otherwise) of (x) the Company and the Company's Subsidiaries taken as a whole or (y), for purposes only of Article III of this Agreement, any one of the Company's plants; or (ii) the ability of the Company to perform its obligations hereunder. Notwithstanding the foregoing, none of the following shall be deemed, either alone or in combination, to constitute a "COMPANY MATERIAL ADVERSE EFFECT:" (i) a change in the market price or trading volume of Company Common Stock, (ii) any adverse change, event or effect that is caused by conditions affecting the economy of the United States generally or the economy of any nation or region in which the Company or any of its Subsidiaries conducts business that is material to the business of such entity and its Subsidiaries, taken as a whole, or (iii) the matters set forth specifically in Section 3.1 of the Company Disclosure Letter. As used herein, any reference to one or more failures, lapses, defaults, breaches or other events or circumstances that "could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect" shall refer to such one or more failures, lapses, defaults, breaches or other events or circumstances in the aggregate with all other failures, lapses, defaults, breaches or other events or circumstances described in this Agreement which would be required to be mentioned or disclosed herein or in the schedules or exhibits hereto but for the fact that the same could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (and like phrases shall be similarly interpreted). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now being conducted, except where the failure to have such corporate power and authority could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The copies of the Company's certificate of incorporation and bylaws made available to Parent are true and correct as of the date hereof.

                  3.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The Agreement, the Merger, and the purchase of shares of Company Common Stock contemplated by the Offer have been approved by the Board and (other than, with respect to the Merger, the approval and adoption of this Agreement and the transactions contemplated hereby by the holders of a majority of the then outstanding shares of Company Common Stock, if so required), the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action and the Board has adopted resolutions so that the restrictions on business combinations applicable to "interested stockholders" contained in Section 203 of the DGCL will not apply to the Offer, the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  3.3      CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock, $0.01 par value, 50,000 shares of Series A preferred stock, $10 par value ("COMPANY SERIES A PREFERRED STOCK"), 500,000 shares of Series B preferred stock, $10 par value ("COMPANY SERIES B PREFERRED STOCK") and 5,000,000 shares of preferred stock, $10 par value ("COMPANY PREFERRED STOCK"). As of February 15, 2000, there were (i) 27,375,771 shares of Company Common Stock issued and outstanding, (ii) 8,470,424 shares of Company Common Stock held in the Company's treasury, and (iii) no shares of Company Series A Preferred Stock, Company Series B Preferred Stock or Company Preferred Stock issued and outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights, and were issued in compliance with all applicable laws.

                  (b) The Company Disclosure Letter lists all outstanding options, warrants and other rights to purchase shares of Company Common Stock as of February 15, 2000 with descriptions of such options, warrants and other rights.

                  (c) Since February 15, 2000, (i) no options, warrants or other rights to purchase shares of Company Common Stock have been granted, and
(ii) no additional shares of capital stock of the Company have been issued, except pursuant to the exercise of outstanding options.

                  (d) Except with respect to the Rights and as set forth in paragraphs (a), (b) and (c) above and in the Company Disclosure Letter, the Company does not have any shares of its capital stock issued or outstanding and there are no outstanding subscriptions, options, warrants, calls, subscriptions, convertible securities, rights or other agreements or commitments obligating the Company or any Subsidiary of the Company to issue, transfer or sell any shares of capital stock of the Company or any Subsidiary of the Company or to repurchase any such shares of capital stock. Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Any equity securities, which were issued and reacquired by the Company or any of its Subsidiaries, were so reacquired in compliance with all applicable laws, and neither the Company nor any of its Subsidiaries has any obligation or liability with respect thereto.

                  3.4 SUBSIDIARIES. Each Subsidiary of the Company is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing could not reasonably be expected to have a Company Material Adverse Effect. The copies of the organizational and charter documents for the Company's Subsidiaries made available to Parent are true and correct as of the date hereof. The Company Disclosure Letter lists all of the Company's Subsidiaries and correctly sets forth the capitalization of each Subsidiary, the jurisdiction in which each Subsidiary of the Company is organized or formed, and the current directors and executive officers of each Subsidiary of the Company. All outstanding securities or other ownership interests in each Subsidiary of the Company are (i) owned of record and beneficially by the Company or another of the Company's wholly-owned Subsidiaries and subject to no lien (other than liens for taxes not yet due and payable), claim, charge or encumbrance, and (ii) have been duly authorized, are validly issued, fully paid and nonassessable.

                  3.5 OTHER INTERESTS. Except as set forth on the Company Disclosure Letter and except for interests in Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity.

                  3.6      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) Except as set forth in the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not,

                           (1)      conflict with or violate the certificate of
incorporation or bylaws or equivalent organizational documents of (i) the Company or (ii) any Subsidiary of the Company,

                           (2)      subject to making the filings and obtaining
the approvals identified in Section 3.6(b) of this Agreement, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary of the Company or by which any property or asset of the Company or any Subsidiary of the Company is bound or affected, or

                           (3)      subject to making the filings and obtaining
the approvals identified in Section 3.6(b) of this Agreement, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (each, a "CONTRACT") to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or any property or asset of the Company or any Subsidiary of the Company is bound or affected; except, in the case of clauses (2) and (3), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "GOVERNMENTAL ENTITY") or any other third-party, except

                           (1)      for:

                           (i) applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the "SECURITIES ACT"), state securities or "blue sky" laws ("BLUE SKY LAWS") and state takeover laws,

                           (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"),

                           (iii) filing of the Certificate of Merger and related documents as required by the DGCL,

                           (iv) applicable requirements under the rules and regulations of the New York Stock Exchange (the "NYSE"),

                           (v) the pre-merger notification requirements of the Competition Act and the Investment Canada Act; and

                           (2)      where failure to obtain such consents,
approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  3.7      COMPLIANCE; PERMITS.

                  (a) The Company and each Subsidiary of the Company are in compliance with:

                           (1)      all laws, rules, regulations, orders,
judgments and decrees applicable to the Company or any Subsidiary of the Company or by which any property or asset of the Company or any Subsidiary of the Company is bound or affected, and

                           (2)      all Contracts to which the Company or any
Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or any property or asset of the Company or any Subsidiary of the Company is bound or affected; except in both (1) and (2) where failure to comply could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) The Company and the Company's Subsidiaries have obtained, and are in compliance with the terms of, all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such item or to take any such action could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  3.8      SEC DOCUMENTS.

                  (a) The Company has filed all forms, reports and documents with the SEC since May 1, 1996 required to be filed by it under the Securities Act and the Exchange Act (collectively, the "COMPANY REPORTS").

                  (b) As of the filing date, each Company Report complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

                  (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such later filing), each Company Report filed pursuant to the Exchange Act did not, and each such Company Report filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (d) Each Company Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (e) None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  3.9 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company Reports (including the notes thereto) fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and footnotes in the case of any unaudited interim financial statements). Except as and to the extent reflected or reserved against in such consolidated balance sheets (including the notes thereto), and except for liabilities or obligations which were incurred in the ordinary course of business consistent with past practice since October 30, 1999 or which were incurred after such date and are expressly disclosed in the Company Reports filed following such date and prior to the date hereof, the Company and its Subsidiaries do not have any liabilities or obligations (absolute or contingent) of a nature required to be or customarily reflected in a consolidated balance sheet (or the notes thereto) prepared in accordance with GAAP consistently applied. The consolidated statements of operations present fairly in all material respects the results of operations of the Company for the periods indicated.

                  3.10 ABSENCE OF CERTAIN CHANGES. Except as specifically contemplated by this Agreement, since April 30, 1999 there has not occurred (a) any circumstance or event not expressly disclosed in the Company Reports filed following such date and prior to the date hereof having a Company Material Adverse Effect or any circumstance or event that could reasonably be expected to have a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock;
(c) any material change in its accounting principles, practices or methods; (d) any damage or destruction to, or loss of, any physical property, whether or not covered by insurance, that could individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (e) any amendment or changes in the certificate of incorporation or by-laws of the Company; or (f) other than in the ordinary course of business, any sale of a material amount of assets of the Company or any of its Subsidiaries. Except as set forth in the Company Disclosure Letter, since October 30, 1999, neither the Company nor any Subsidiary of the Company has taken any other action that it would be prohibited from taking without Parent's consent after the date hereof pursuant to Section 5.1 other than such actions taken in the ordinary course of business.

                  3.11 MATERIAL CONTRACTS. The Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of any of the following to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound (each, a "COMPANY MATERIAL CONTRACT"):

                  (a) all contracts, agreements, commitments or understandings which involve payments or receipts by the Company or any of its Subsidiaries in excess of $1,000,000 during any twelve month period;

                  (b) all written management, compensation, employment or other contracts entered into with any executive officer or director of the Company or any Subsidiary of the Company;

                  (c) all contracts or agreements under which the Company or any Subsidiary of the Company has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability;

                  (d) all bonds or agreements of guarantee or indemnification in which the Company or any Subsidiary of the Company acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent), other than any such guarantees of the obligations of the Company or any Subsidiary of the Company;

                  (e) all noncompete agreements to which the Company, any Subsidiary of the Company or any affiliate thereof is a party;

                  (f)      all partnership and joint venture agreements;

                  (g) each other contract or agreement listed as an exhibit to the Company's most recent Form 10-K and 10-Q; and

                  (h) all agreements relating to material business acquisitions or dispositions during the last three years, including any separate tax or indemnification agreements.

                  Except as set forth in the Company Disclosure Letter, (i) neither the Company nor any Subsidiary of the Company is in default under the terms of any Company Material Contract, which default permits the other party to adversely alter or terminate any rights of the Company or any Subsidiary of the Company or accelerate the obligations of the Company or any Subsidiary of the Company under such Company Material Contract or to collect damages, (ii) to the knowledge of the Company, no other party thereto is in default in any material respect under the terms of any Company Material Contract, (iii) each Company Material Contract is valid, binding and in full force and effect in all material respects, and (iv) all contracts or agreements under which the Company or any Subsidiary of the Company has any outstanding indebtedness, obligation or liability for borrowed money may be prepaid in full without any prepayment penalties.

                  3.12 LITIGATION. Except as set forth in the Company Disclosure Letter, there is no action, suit or proceeding pending against the Company or any Subsidiary of the Company or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company, at law or in equity, or before or by any federal or state court, commission, board, bureau, agency or instrumentality, that (i) if resolved adversely to it could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or impair its ability to consummate the Merger or (ii) seeks an amount of damages in excess of $1,000,000. The Company is not aware of any judicial or administrative decision affecting it or any Subsidiary of the Company that could reasonably be expected to impair its ability to consummate the Merger.

                  3.13 TAXES. The Company and each of its Subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all material Tax Returns (as hereinafter defined) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes (as hereinafter defined) required to be paid, collected or withheld, other than Taxes for which adequate reserves have been established and are included in the financial statements included in the most recent Company Reports. There are no material claims, assessments, audits or investigations pending against the Company or any of its Subsidiaries for any alleged deficiency in any Tax or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any material proposed Tax claims or assessments against the Company or any of its Subsidiaries (other than in each case, claims and assessments for which adequate reserves have been established and are included in the financial statements included in the most recent Company Reports). Except as set forth in the Company Disclosure Letter, other than with respect to the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (as hereinafter defined), or is currently under any contractual obligation to indemnify any Person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes other than income Taxes), or is a party to any Tax sharing agreement or any other agreement providing for payments by the Company or any of its Subsidiaries with respect to Taxes. Neither the Company nor any of its Subsidiaries will be required to include any adjustment in taxable income for any period ending after the Closing under Section 481 of the Code (or under any similar provision of the Tax laws of any jurisdiction) as a result of a change in the method of accounting for a period ending on or before the Closing or pursuant to an agreement with a Tax authority with regard to the Tax liability of the Company or any of its Subsidiaries for any period ending on or before the Closing. Except as set forth in the Company Disclosure Letter, the Company is not a party to any agreement, contract, arrangement or plan that would result (taking into account the Transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  As used herein, the term "TAX" means any United States federal, state, local, non-United States or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Entity, together with any interest or penalty imposed thereon. As used herein, the term "TAX RETURN" means a report or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax. As used herein, the word "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  3.14     EMPLOYEE BENEFIT PLANS.

                  (a) EMPLOYEE BENEFIT PLANS, COLLECTIVE BARGAINING AND EMPLOYEE AGREEMENTS, AND SIMILAR ARRANGEMENTS.

                           (1)      The Company Disclosure Letter lists all
employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements to which or by which the Company or any Subsidiary of the Company is bound, legally or otherwise, or under which there is any continuing obligation of the Company or any Subsidiary of the Company (collectively, the "PLANS"), including, without limitation, (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any material plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to the Company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, or (c) any other "employee benefit plan" within the meaning of Section 3(3) or the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                           (2)      [intentionally omitted]

                           (3)      To the best knowledge of the Company, there
are no negotiations, demands or proposals that are pending or have been made which concern matters now covered by the Plans, or that (if adopted) would be covered, by employee benefit plans, agreements or arrangements of the type described in this section.

                           (4)      The Company and each Subsidiary of the
Company are in compliance in all material respects with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other laws applicable with respect to the Plans. The Company and each Subsidiary of the Company have performed all of their obligations under the Plans. To the best knowledge of the Company as of the date of this Agreement, there are no actions (other than routine claims for benefits) pending or threatened against the Plans or their assets, or arising out of the Plans and all of the Plans have been operated in compliance in all material respects with their terms. To the best knowledge of the Company, as of the date of this Agreement, no facts exist which could give rise to any such actions.

                           (5)      All obligations of the Company and each
Subsidiary of the Company under each of the Plans (x) that are due prior to the Effective Time have been paid or will be paid prior to that date, and (y) that have accrued prior to the Effective Time have been or will be paid or properly accrued at that time.

                           (6)      The Company and each Subsidiary of the
Company have classified all individuals who perform services for the Company or any Subsidiary of the Company correctly under the Plans, ERISA and the Code as common law employees, independent contractors or leased employees, except where the failure to classify individuals correctly could not result in a material liability for the Company or the Plans.

                  (b)      RETIREMENT PLANS.

                           (1)      The Company Disclosure Letter lists all
"employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) which are also stock bonus, pension or profit sharing plans within the meaning of Section 401(a) of the Code (the "RETIREMENT PLANS").

                           (2)      Each Retirement Plan has been duly
authorized by the appropriate board of directors of the Company and/or Subsidiary of the Company whichever is appropriate. Each Retirement Plan is qualified in form and operation under Section 401(a) of the Code and each trust under each Retirement Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any Retirement Plan or trust thereunder. To the best knowledge of the Company, no event has occurred that will or could subject any Retirement Plan to tax under Section 511 of the Code. To the best knowledge of the Company, no non-exempt prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any Retirement Plan.

                           (3)      [intentionally omitted]

                  (c) TITLE IV PLANS. No Plan is a "single employer plan" within the meaning of Section 4001(a)(15) of ERISA or a "multiemployer plan" within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA. Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has ever maintained or had an obligation to contribute to a "single employer plan" within the meaning of Section 4001(a)(15) of ERISA or a "multiemployer plan" within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA. "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is or was a member of a group of which the Company or any Subsidiary of the Company is or was a member and which is or was under common control with the Company or any Subsidiary of the Company within the meaning of Section 414 (b) or (c) of the Code or that would be treated as a single employer with the Company or any Subsidiary of the Company under Section 4001(a)(14) or Section 4001(b) of ERISA.

                  (d) HEALTH PLANS. All group health plans of the Company, each Subsidiary of the Company and any ERISA Affiliate have been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code. Except as required under
Section 4980B of the Code or as provided in the Company's Employee

Severance Plan, neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has any obligation to provide health benefits to any employee following termination of employment.

                  (e) FINES AND PENALTIES. There has been no act or omission by the Company, any Subsidiary of the Company or any ERISA Affiliate that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (i) or Section 4071 of ERISA or Chapter 43 of the Code, which fines, penalties, taxes or related charges, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

                  3.15 LABOR AND EMPLOYMENT MATTERS. Except as set forth in the Company Disclosure Letter, there are no labor or collective bargaining agreements which pertain to the Company or any Subsidiary of the Company. To the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any Subsidiary of the Company. Except as set forth in the Company Disclosure Letter, there is no labor strike, material labor dispute, work slowdown, stoppage or lockout actually pending, or to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company relating to their business, except for any such proceeding, which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, none of the Company or any Subsidiary of the Company is a party to any employment, consulting, non-competition, severance, or indemnification agreement still in effect with any current or former executive officer or director of the Company or any Subsidiary of the Company.

                  3.16 NO BROKERS. No contract, arrangement or understanding has been entered intro with any person or firm which may result in the obligation of the Company, Purchaser or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except (i) that the Company has retained Bear Stearns and Jefferson Capital Group, Ltd. as its financial advisors and the Company has retained Greenhill as financial advisor to the Special Committee. Other than as set forth in this Agreement, the Company is not aware of any claim against it for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                  3.17 PROPERTIES. The Company and each Subsidiary of the Company have good and marketable title, free and clear of all liens, claims, encumbrances and restrictions (except liens, claims, encumbrances or restrictions arising under any existing bank agreements as described in the Company Reports and liens for Taxes not yet due and payable or which are being contested in good faith, statutory liens and other encumbrances and restrictions affecting real estate which do not secure amounts for borrowed money and will not materially impair title thereto), to all property and assets described in the Company Reports as being owned by it. All material leases to which the Company or any Subsidiary of the Company is a party are valid and binding and no default has occurred or is continuing thereunder, which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company's Subsidiaries enjoy peaceful and undisturbed possession under all such leases to which any of them is a party as lessee with such exceptions as do not materially interfere with the use made by the Company or any Subsidiary of the Company. The plants and equipment, taken as a whole, of each of the Company and each Subsidiary of the Company are in good operating condition and repair other than ordinary wear and tear.

                  3.18     ENVIRONMENTAL LAWS.

                  (a)      Except as set forth on the Company Disclosure Letter:

                           (1)      neither the Company nor any present or
former Subsidiary of the Company has received any written notice, claim, request for information or demand from any governmental agency or third party alleging that the Company, any present or former Subsidiary of the Company or any Company Real Properties is in material violation of, is subject to any administrative or judicial proceeding pursuant to, or has any material liability under, any Environmental Law;

                           (2)      with respect to Company Real Properties
which are currently owned, leased or operated by the Company or any present or former Subsidiary of the Company, to the knowledge of the Company, there has not occurred, nor is there presently occurring, any Release or Releases of any Hazardous Materials at, on, into, beneath or migrating from such Company Real Properties which could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

                           (3)      with respect to Company Real Properties
which were previously owned, leased or operated by the Company or any present or former Subsidiary of the Company, there did not occur any Release or Releases of any Hazardous Materials, at, on, into, beneath or migrating from such Company Real Properties during or, to the knowledge of the Company, prior to the period of ownership, lease or operation by the Company or any Subsidiary of the Company which could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

                           (4)      neither the Company nor any present or
former Subsidiary of the Company has Released, or allowed or arranged for any third parties to Release, any Hazardous Materials at any other site in violation of or which would reasonably be expected to lead to liability under, any Environmental Law which could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

                           (5)      to the knowledge of the Company, neither the
Company nor any present or former Subsidiary of the Company is a potentially responsible party with respect to a federal, state, local or foreign environmental cleanup site or sites or with respect to investigation or corrective actions under any Environmental Law with respect to matters which could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

                           (6)      each of the Company and its Subsidiaries is
currently in compliance with and has been in compliance with all Environmental Laws except where any failure to comply could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

                           (7)      during the period of ownership, lease or
operation by the Company or any present or former Subsidiary of the Company of any Company Real Properties, the Company or such Subsidiary operated the Company Real Properties in compliance with all Environmental Laws, except where any failure could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

                           (8)      there are no costs or liabilities associated
with any capital or operating expenditures of the Company or any present or former Subsidiary of the Company required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license, consent, exemption, franchise, authorization or other approval, any related constraints on operating activities or any potential liabilities to third parties under Environmental Laws which could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

                  (b)      As used in this Section,

                           (1)      "COMPANY REAL PROPERTIES" shall mean all
real property now or previously owned, operated or leased by the Company or any present or former Subsidiary of the Company.

                           (2)      "HAZARDOUS MATERIALS" shall mean asbestos,
petroleum products and all other materials on the date hereof defined as "hazardous substances," "hazardous wastes," "toxic substances," "solid wastes" or otherwise on or prior to the date hereof listed or regulated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S)9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S)6901 et seq. ("RCRA") and any amendments thereto; the Hazardous Materials Transportation Act, 49 U.S.C. (S)(S)1801 et seq. ("HMTA"); the Clean Water Act, the Safe Drinking Water Act; the Atomic Energy Act; the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act; or any other similar foreign, federal, state or local statute, regulation or ordinance or any other law, as now in effect, relating to, or imposing liability or standards of conduct concerning any hazardous or toxic waste, substance or material.

                           (3)      "ENVIRONMENTAL LAWS" shall mean any and all
foreign, federal, state and local laws (including, without limitation, common law), statutes, ordinances, rules, regulations, permits, licenses or other governmental requirements relating to health, pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), the release or threatened release, discharge, emission, of any Hazardous Materials or materials containing Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or the pollution of the environment, including, without limitation, CERCLA, RCRA and HMTA.

                           (4)      "RELEASE" shall mean releasing, spilling,
leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaching, disposing or dumping.

                  3.19 RELATED PARTY TRANSACTIONS. Except as set forth in the Company Disclosure Letter, no director or officer of the Company or any Subsidiary of the Company and no person related to any of them by consanguinity or marriage has any direct or indirect interest in (i) any material equipment or other property, real or personal, tangible or intangible, including, but without limitation, any item of intellectual property, used in connection with or pertaining to the Company's or any Subsidiary of the Company's business, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of the Company or any Subsidiary of the Company; PROVIDED, HOWEVER, that (A) no such director or officer or other person shall be deemed to have such an interest solely by virtue of the ownership of less than five percent (5%) of the outstanding voting stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System, and (B) no such director or officer or other person shall be deemed to have such an interest solely by virtue of the ownership by a partnership in which he is a partner of less than 10% of the outstanding voting stock or debt securities of any privately held company.

                  3.20 INTELLECTUAL PROPERTY. The Company Disclosure Letter contains a true and correct list of all the patents, patent applications, trademarks, service marks, trade names, domain names, and registered copyrights owned or exclusively licensed by the Company or any Subsidiary of the Company. The Company and each Subsidiary of the Company own, or possess adequate and enforceable licenses or other rights to use, all patents, trade secrets, inventions, processes, technology, software, trademarks, service marks, trade names, domain names, and content (collectively, the "COMPANY INTELLECTUAL PROPERTY") used in the business of the Company or any Subsidiary of the Company as currently conducted. The Company and/or each of its Subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications and licenses included in the Company Intellectual Property, except where the failure to do so protect or maintain could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each patent, patent applications, trademark or service mark registration, and trademark or service mark application and copyright registration or copyright application of the Company and/or each of its Subsidiaries included in the Company Intellectual Property is valid and subsisting and each license of the Company Intellectual Property is valid, subsisting and enforceable, except where the failure to be valid, subsisting and enforceable could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company's and its Subsidiaries' ownership, licenses or rights in the Company Intellectual Property will not be affected by the consummation of the Merger. To the knowledge of the Company, (i) its rights in, to and under the Company Intellectual Property do not conflict with or infringe on the rights of any other person, (ii) no legal action or proceeding has been initiated, asserted or is pending, nor has any legal action or proceeding been threatened, against the Company or any Subsidiary of the Company either based upon or challenging or seeking to deny or restrict its use of any of the Company Intellectual Property, and (iii) no other person is using the Company Intellectual Property in a manner that conflict or infringes on the rights of the Company, nor has it made any written or oral claim or notice to such effect. The disclosure under the heading "Year 2000" contained in the Company's Quarterly Report on Form 10-Q for the period ended October 30, 1999 is accurate and in compliance with applicable law in all material respects.

                  3.21 STATE TAKEOVER STATUTES INAPPLICABLE. The restrictions on business combinations applicable to "interested stockholders" contained in Section 203 of the DGCL will not apply to the Offer, the Merger and the other transactions contemplated hereby.

                  3.22 PRODUCT LIABILITY. Since January 1, 1998, the Company has not received written notice of any claim, pending or threatened, against the Company or any of its Subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its Subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

                  3.23 OPINIONS OF FINANCIAL ADVISORS. The Special Committee and the Board have been advised by Greenhill to the effect that in its opinion, as of the date of this Agreement, the price to be paid for shares of Company Common Stock in the Offer and the Merger is fair to the holders of shares of Company Common Stock from a financial point of view. The Company has been advised by Bear Stearns to the effect that, in its opinion, as of the date of this Agreement, the price to be paid for shares of Company Common Stock in the Offer and the Merger is fair to the holders of shares of Company Common Stock from a financial point of view.

                  3.24 RIGHTS AGREEMENT The Company has irrevocably taken, or will take, all necessary action, including, without limitation, amending the Rights Agreement with respect to all of the outstanding Rights, (a) to render the Rights Agreement inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (b) to ensure that (i) Parent and Purchaser, or either of them, are not deemed to be an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (ii) no
Section 11(b) Event or Section 13 Event (as such terms are defined in the Rights Agreement) occurs by reason of the execution and delivery of this Agreement or the consummation of the Offer, the Merger or transactions contemplated by this Agreement and (c) so that the Company will have no obligations under the Rights or the Rights Agreement in connection with the Offer and the Merger and the holders of shares of Company Common Stock and the associated Rights will have no rights under the Rights or the Rights Agreement in connection with the Offer and the Merger. The Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Rights Agreement have been previously provided to Purchaser.

                  3.25     FULL DISCLOSURE.

                  (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the Transactions (the "COMPANY FILINGS"), including, without limitation, the Schedule 14D-9 and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of applicable laws.

                  (b) No information with respect to the Company or any Subsidiaries of the Company that the Company or any Subsidiary of the Company or any of their officers, directors, employees, representatives or agents furnishes to Parent or Purchaser for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement, including any amendments or supplements thereto, shall, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to the information that has been supplied by Parent or Purchaser or their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in any of the foregoing documents.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

                  Parent and Purchaser each represents and warrants to the Company as of the date of this Agreement as follows:

                  4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Parent and Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Parent Material Adverse Effect. As used herein, a "Parent Material Adverse Effect" means material adverse effect on (i) the business, properties, operations, prospects, results of operations or condition (financial or otherwise) of Parent and Parent's Subsidiaries taken as a whole or (ii) the ability of Parent or Purchaser to perform its obligations hereunder. Each of Parent and Purchaser has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now being conducted.

                  4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby, and the consummation by Parent and Purchaser of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  4.3      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the consummation by Parent and Purchaser of the transactions contemplated hereby will not,

                           (1)      conflict with or violate the certificate of
incorporation or bylaws or equivalent organizational documents of (i) Parent or
(ii) Purchaser,

                           (2)      subject to making the filings and obtaining
the approvals identified in Section 4.3(b) of this Agreement, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any Purchaser or by which any property or asset of Parent or any Purchaser is bound or affected, or

                           (3)      subject to making the filings and obtaining
the approvals identified in Section 4.3(b) of this Agreement, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Purchaser pursuant to, any Contract to which Parent or any Purchaser is a party or by which Parent or any Purchaser or any property or asset of Parent or any Purchaser is bound or affected: except, in the case of clauses (2) and (3), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by Parent and Purchaser does not, and the consummation of the transactions contemplated hereby by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other third-party, except

                           (1)      for

                           (i) applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws,

                           (ii) the pre-merger notification requirements of the HSR Act,

                           (iii) filing of the Certificate of Merger and related documents as required by DGCL,

                           (iv) applicable requirements under the rules and regulations of the New York Stock Exchange (the "NYSE"),

                           (v) the pre-merger notification requirements of the Competition Act and the Investment Canada Act; and

                           (2)      where failure to obtain such consents,
approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                  4.4 NO BROKERS. Neither Parent nor Purchaser has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company, Purchaser or Parent to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Credit Suisse First Boston as its financial advisor, the terms of which have been disclosed in writing to the Company before the date of this Agreement. Other than the foregoing arrangements, neither Parent nor Purchaser is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                  4.5 FULL DISCLOSURE. None of the information supplied or to be supplied by Parent or Purchaser, or any of its officers, directors, employees, representatives or agents, for inclusion or incorporation by reference in the Proxy Statement, the Schedule 14D-9 or the Offer Documents, including any amendments or supplements thereto, will, at the respective times that the Proxy Statement, the Schedule 14D-9 and the Offer Documents, or any amendments or supplements thereto, are filed with the SEC or first published, sent or given to the Company's stockholders or, in the case of the Proxy Statement or the Schedule TO, at the date first mailed to the Company's stockholders or at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule TO shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  4.6 NO PRIOR ACTIVITIES. Except for the obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, Purchaser has not incurred any obligations or liabilities nor engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

                  4.7 FINANCING. Parent has or will obtain sufficient funds necessary to enable it and Purchaser to consummate the Offer and the Merger and the transactions contemplated hereby on a timely basis.

                                   ARTICLE V
                                   COVENANTS

                  5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Offer Completion Date, unless Parent shall otherwise agree in writing, and except as set forth in Section 5.1 of the Company Disclosure Letter or as contemplated hereby, the Company shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, or as required by applicable law or rule of any stock exchange or over-the-counter market, neither the Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Offer Completion Date, and except as set forth in Section 5.1 of the Company Disclosure Letter, directly or indirectly do, or propose to do, any of the following without the prior written consent of
Parent:

                  (a) Amend or otherwise change the Company's certificate of incorporation or by-laws, or amend the Rights Agreement or reduce the rights issued thereunder;

                  (b) Issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its Subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Options under the Option Plans, which options are outstanding on the date hereof; PROVIDED that the occurrence of a separation of the rights under the Rights Agreement, and the related issuance of shares of Company Common Stock to the Company's stockholders thereunder shall not be deemed a breach of this Agreement to the extent that (i) the occurrence of such separation occurred as a result of an unsolicited acquisition of Company Common Stock by a third party, and (ii) such acquisition did not occur as a result of the Company breaching Section 5.2 hereof;

                  (c) Sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries (except for (i) sales of inventory in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of assets not in excess of $1,000,000 in the aggregate);

                  (d) (i) Declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned Subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except as required by the terms of any security as in effect on the date hereof or expressly permitted hereunder, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, or (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a stockholder equity interest in the Company;

                  (e) (i) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money, except in the ordinary course of business or issue any debt securities or assume, guarantee (other than guarantees of the Company's Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, make any loans or advances, except in the ordinary course of business consistent with past practice; or (iii) commit to make any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $7,000,000; PROVIDED that the Company shall consult with Parent with respect to any such commitment in excess of $1,000,000; or (iv) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited in this
Section 5.1(e);

                  (f) Except as set forth in Section 5.1 of the Company Disclosure Letter, increase the compensation or severance payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries (who are not directors or executive officers of the Company) in accordance with past practices, or grant any severance or termination pay (except payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations) to, or enter into any employment or severance agreement with, any employee of the Company or any of its Subsidiaries, except for agreements with new employees entered into in the ordinary course of business and providing for annual base and bonus compensation not to exceed $150,000, or establish, adopt, enter into or amend any collective bargaining agreement, Plan (within the meaning of Section 3.14 of this Agreement), trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Plan, trust, fund, policy or arrangement;

                  (g) Take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP or SEC position occurring after the date hereof;

                  (h) Except in the ordinary course of business, make any Tax election or settle or compromise any material United States federal, state, local or non-United States Tax liability;

                  (i) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $1,000,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company Reports or incurred in the ordinary course of business and consistent with past practice; or

                  (j) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

                  5.2 NO SOLICITATION. The Company shall not, directly or indirectly, or through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries, and shall not permit any such officer, director, employee, representative or agent to, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding, or participate in negotiations or discussions concerning any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any Subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined in Section 7.1) (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"). Upon the execution of this Agreement, the Company shall immediately cease any discussions or negotiations with any person, entity or group (other than Parent or any of its affiliates or representatives) concerning any such transaction or any Acquisition Proposal that are continuing on the date hereof and thereafter shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations. Nothing in this section shall prevent the Board from (i) furnishing information to a third person which has made a BONA FIDE Acquisition Proposal that the Board reasonably determines is likely to lead to a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that, with respect to any person that is not currently party to a confidentiality agreement with the Company, such person has executed an agreement with confidentiality, standstill and other provisions substantially similar to those then in effect between the Company and Parent, or
(ii) subject to compliance with the other terms of this Section 5.2, considering and negotiating a bona fide Acquisition Proposal that is a Superior Proposal not solicited in violation of this Agreement; PROVIDED, HOWEVER, that, as to each of clauses (i) and (ii), (x) such actions occur at a time prior to the consummation (or, if the Offer is consummated and extended, the initial consummation) of the Offer and (y) the Board determines in good faith (based on the advice of its financial advisor and counsel) that it is required to take such actions in order to discharge properly its fiduciary duties. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal made by a third person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, if, and only if, the Board reasonably determines (after consultation with its financial advisor and counsel) (i) that the proposed transaction would be more favorable from a financial point of view to its stockholders than the Offer and the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the terms of this Agreement which as of that time had been proposed by Parent and (ii) that the person or entity making such Acquisition Proposal is capable of consummating such

Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).

                  (a) The Company shall notify Parent promptly upon receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs the Board or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in this Section 5.2. the Company shall also promptly notify Parent, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

                  (b) Except as provided in the following sentence, neither the Company nor the Board shall withdraw or modify in a manner adverse to Parent or Purchaser, or propose to withdraw or modify in a manner adverse to Parent or Purchaser, or fail at Parent's request to reaffirm, the approval by such Board of this Agreement, the Offer or the Merger or the favorable recommendation of the Board with respect thereto. The foregoing notwithstanding, in the event that, after the Company has received a BONA FIDE Acquisition Proposal not solicited in violation of this Agreement, the Board determines (based on the advice of its counsel), prior to the consummation (or, if the Offer is consummated and extended, the initial consummation) of the Offer, that is required to do so in order to discharge properly its fiduciary duties, the Board may (x) withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger and disclose to the Company's stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or otherwise make disclosure to them, or (y) approve or recommend such an Acquisition Proposal that is a Superior Proposal; PROVIDED, HOWEVER, that in no event may the Board take either such action earlier than the second full business day following Parent's receipt of written notice of the intention of the Board to do so.

                  (c) The Company and the Board shall not (i) redeem the Rights under the Rights Agreement, or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal or Alternative Transaction, or (ii) enter into any agreement with respect to, or otherwise approve or recommend to stockholders, or publicly propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless this Agreement has been terminated in accordance with its terms.

                  (d) The Company shall not release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

                  5.3 ACCESS TO INFORMATION; CONFIDENTIALITY. (a) The Company shall (and shall cause its Subsidiaries to):

                           (i)      afford to the officers, employees,
         accountants, counsel, financing sources and other representatives of Parent, reasonable access during normal business hours to its properties, books, contracts, commitments and records;

                           (ii) furnish to Parent all information concerning its business, properties, personnel as Parent may reasonably request or has reasonably requested; and

                           (iii) make available during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request.

                  (b) Parent shall keep all information disclosed to it pursuant to this Agreement confidential in accordance with the terms of the confidentiality letter, dated December 10, 1999 (the "CONFIDENTIALITY LETTER"), between Parent and the Company.

                  5.4 CONSENTS; APPROVALS. The Company and Parent shall each use its reasonable best efforts (which efforts, to the extent reasonably practicable, shall be made prior to the consummation of the Offer) to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company, Parent and Purchaser and the consummation by them of the transactions contemplated hereby. The Company, Purchaser and Parent shall furnish all information required to be included in the Proxy Statement or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement. Each party hereto shall make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten business days after the date hereof, shall promptly supply any additional information and documentary material that may be requested pursuant to the HSR Act, and shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act. In addition, each party hereto shall promptly make any other filing that may be required under any antitrust law or by any antitrust authority.

                  5.5      INDEMNIFICATION AND INSURANCE.

                  (a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions with respect to indemnification substantially to the same effect as those set forth in the certificate of incorporation and the by-laws of the Company on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective

Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

                  (b) Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's certificate of incorporation or by-laws, to indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's certificate of incorporation or by-laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and PROVIDED, FURTHER, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm.

                  (c) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of one and one-half of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

                  (d) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

                  5.6      EMPLOYEE BENEFITS.

                  (a) Effective as of the Effective Time and for a one-year period following the Effective Time, Parent shall provide, or cause the Surviving Corporation and its Subsidiaries and successors to provide, those persons who, immediately prior to the Effective Time, were employees of the Company and its Subsidiaries and who continue in such employment ("CONTINUING EMPLOYEES"), with benefits and compensation that are substantially comparable, in the aggregate, to the compensation and benefits provided to such employees as of the date of this Agreement; PROVIDED, that nothing herein shall restrict Parent or the Surviving Corporation from terminating the employment of any such employees in accordance with applicable laws and contractual rights, if any, of such employees.

                  (b) Except with respect to accruals under any defined benefit pension plan, Parent will, or will cause the Surviving Corporation and its Subsidiaries to, give Continuing Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation for such Continuing Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company for similar purposes immediately prior to the Effective Time. Parent will, or will cause the Surviving Corporation and its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time to the same extent as if those deductibles or co-payments had been paid under the welfare plans for which such employees are eligible after the Effective Time.

                  (c) For purposes of the Plans, the Offer Completion Date will constitute a "Change in Control" of the Company (as such term or similar term is defined in an applicable Plan). The Parent shall (i) cause the Surviving Corporation after the Offer Completion Date to pay all amounts provided under all Plans in accordance with their terms, and (ii) honor and cause the Surviving Corporation to honor all rights, privileges and modifications to or with respect to any such Plans which become effective as a result of such Change in Control.

                  5.7 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate, (ii) any failure of the Company or Parent, as the case may be, materially to comply with or satisfy, or the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which is reasonably likely to cause the failure by such party materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) the Company obtaining knowledge of a material breach by Parent, or Parent obtaining knowledge of a material breach by the Company, of their respective representations, warranties, or covenants hereunder of which the breaching party has not already given notice pursuant to clauses (i) or (ii); or (iv) the occurrence of any other event which would be reasonably likely (A) to have a Company Material Adverse Effect or (B) to cause any condition set forth in ANNEX A hereto to be unsatisfied in any material respect at any time prior to the consummation of the Offer; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  5.8 FURTHER ACTION. Upon the terms and subject to the conditions hereof each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

                  5.9 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or making any written public statement with respect to the Offer or Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of The New York Stock Exchange, in advance of obtaining such prior consent, if it has used all reasonable efforts to consult with the other party.

                  5.10 FINANCIAL INFORMATION. The Company will deliver to Parent, as soon as reasonably practicable, such financial information as Parent may request to the extent such financial information is regularly prepared by the Company for the Board or for management.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

                  The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                  6.1      OFFER. The Offer Completion Date shall have occurred.

                  6.2 STOCKHOLDER APPROVAL. This Agreement shall have been adopted at or prior to the Effective Time by the requisite vote of the stockholders of the Company in accordance with the DGCL.

                  6.3 NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time.

The Company and Parent shall use all reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

                  6.4 GOVERNMENTAL APPROVAL. All Consents of any Governmental Entity required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained, except for those Consents the failure to obtain which would not have a material adverse effect on the business, assets, condition (financial or other), liabilities or results of operations of the Surviving Corporation and its Subsidiaries taken as a whole.

                                  ARTICLE VII
                                  TERMINATION

                  7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

                  (b) by either Parent or the Company if the initial consummation of the Offer shall not have occurred on or prior to June 30, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated on or prior to such date; or

                  (c) by either Parent or the Company if, as the result of the failure of the Minimum Condition or any of the other conditions set forth in ANNEX A hereto, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer, PROVIDED that if the failure to satisfy any conditions set forth in ANNEX A shall be a basis for termination of this Agreement under any other clause of this Section 7.1, a termination pursuant to this clause (c) shall be deemed a termination under such other clause; or

                  (d) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

                  (e) by Parent, if, whether or not permitted to do so by this Agreement, the Board or the Company shall (x) (i) withdraw, modify or change its approval or recommendation of the Offer, this Agreement or the Merger in a manner adverse to Parent, (ii) approve or recommend to the stockholders of the Company an Acquisition Proposal or Alternative Transaction; or (iii) approve or recommend that the stockholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction or (y) take any public position or make any disclosures to the Company's stockholders, whether or not permitted pursuant to Section 5.2, which has the effect of any of the foregoing; or

                  (f) by Parent or the Company, if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made, if such failure to be true and correct, individually or in the aggregate, is reasonably likely to cause the failure of the condition contained in subparagraph (e) of ANNEX A; PROVIDED that, if such failure is curable prior to the Initial Expiration Date (or any extension thereof) by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this
Section 7.1(f) until such Initial Expiration Date (or extension); or

                  (g) by Parent or the Company, if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement, shall have become untrue (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) if such failure to be true and correct, individually or in the aggregate, is reasonably likely to cause the failure of the condition contained in subparagraph (e) of ANNEX A, other than by reason of a Terminating Breach (as hereinafter defined); PROVIDED that, if any such failure is curable prior to the Initial Expiration Date (or any extension thereof) by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(g) until such Initial Expiration Date (or extension); or

                  (h) by Parent or the Company, upon a material breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement (a "TERMINATING BREACH"); PROVIDED that, except for any breach of the Company's obligations under Section 5.2, if such Terminating Breach is curable prior to the Initial Expiration Date (or any extension thereof) by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(h) until such date; or

                  (i) by the Company, in order to accept a Superior Proposal; PROVIDED that (A) the Offer shall not theretofore have been consummated (or, if the Offer is consummated and extended, initially consummated); (B) the Board determines (based on the advice of counsel) that it is required to accept such proposal in order to discharge properly its fiduciary duties; (C) the Company has given Parent two full business days' advance notice of the Company's intention to accept such Superior Proposal; (D) the Company shall have paid the Fee and the Expense Reimbursement pursuant to Section 7.3(b); and (E) the Company shall have complied in all respects with the provisions of Section 5.2.

                  Notwithstanding the foregoing, the right to terminate this Agreement pursuant to clauses (e), (f), (g), (h) and (i) above shall not be available to Parent if Purchaser or any other affiliate of Parent shall have acquired Shares pursuant to the Offer.

                  As used herein, "ALTERNATIVE TRANSACTION" means any of (i) a transaction pursuant to which any person (or group of persons (including the shareholders of any party to such transaction)) other than Parent or its affiliates (a "THIRD PARTY") acquires or would acquire more than 30% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to to which any Third Party acquires more than 30% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's Subsidiaries) of the Company, or any of its Subsidiaries having a fair market value (as determined by the Board in good faith) equal to more than 30% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or
(iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries that are "significant" under Regulation S-X at a level of 30% or more, other than the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

                  7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except for any obligation of the Company or Parent set forth in Section 7.3 hereof. Notwithstanding the foregoing, nothing herein shall relieve the Company or Parent from liability for any willful breach hereof (it being understood that the provisions of Section 7.3 do not constitute a sole or exclusive remedy for such willful breach).

                  7.3      FEES AND EXPENSES.

                  (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                  (b) The Company shall pay Parent a fee of $25,000,000 (the "FEE") and shall also pay Parent $3,000,000 to reimburse Parent for its itemized out-of-pocket expenses in connection with the transactions contemplated hereby (the "Expense Reimbursement") upon the first to occur of any of the following events:

                           (1)      the termination of this Agreement by Parent
or the Company pursuant to Section 7.1(b), Section 7.1(c), Section 7.1(f) or
Section 7.1(g); PROVIDED that an Alternative Transaction shall be publicly announced by the Company or any third party within twelve months following the date of such termination and such transaction shall at any time thereafter be consummated on substantially the terms theretofore announced; PROVIDED further that if the termination of this Agreement is pursuant to Section 7.1(g), such Alternative Transaction, if all cash, must be no less favorable from a financial point of view to the shareholders of the Company than the transactions contemplated by the Offer and Merger, unless the events giving rise to the breach underlying such termination relate to the third party with whom the Alternative Transaction was consummated;

                           (2)      the termination of this Agreement by Parent
pursuant to Section 7.1(e) or Section 7.1(h); or

                           (3)      the termination of this Agreement by the
Company pursuant to Section 7.1(i).

                  (c) Upon the termination of this Agreement by Parent pursuant to Section 7.1(c) in the event of the failure of the Minimum Condition to be satisfied, the Company shall pay to Parent the Expense Reimbursement (in which case such payment shall be credited against any subsequent payment that may become due to Parent under Section 7.3(b)(1)).

                  (d) Upon termination of this Agreement by Parent pursuant to Section 7.1(f), the Company shall pay to Parent the Expense Reimbursement (in which case such payment shall be credited against any subsequent payment that may become due to Parent under Section 7.3(b)(1)).

                  (e) The Fee and/or the Expense Reimbursement shall be paid by wire transfer of same day funds to an account designated by Parent within two business days after a demand for payment following (i) in the case of the Fee and the Expense Reimbursement, the first to occur of any of the events described in Section 7.3(b); PROVIDED that, in the event of a termination of this Agreement under Section 7.1(i), the Fee and the Expense Reimbursement shall be paid as therein provided as a condition to the effectiveness of such termination; (ii) in the case of the Expense Reimbursement, the first to occur of any of the events described in Section 7.3(c) or 7.3(d).

                  (f) The agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and do not constitute a penalty. In the event of any dispute between the Company and Parent as to whether the Fee or the Expense Reimbursement under this Section 7.3 is due and payable, the prevailing party shall be entitled to receive from the other party the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, relating to such dispute. Interest shall be paid on the amount any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

                  8.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger, PROVIDED that the representations and warranties of the Company shall not survive the Offer Completion Date, and PROVIDED FURTHER that the agreements contained in Section 1.3, Section 5.5 and this ARTICLE VIII will survive the Merger.

                  8.2 NOTICES. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent or Purchaser:              If to the Company:

International Paper Company             Shorewood Packaging Company
2 Manhattanville Road                   277 Park Avenue
Purchase, NY 10577                      New York, NY 10172

Attention: General Counsel              Attention: Andrew N. Shore, Esq.
Telecopier No.: 914-397-1909            Telecopier No.: 212-508-5677

With copies to:                         With copies to:

O'Melveny & Myers LLP                   Skadden, Arps, Slate, Meagher & Flom LLP
153 East 53rd Street                    Four Times Square
New York, NY 10022                      New York, NY 10036-6522

Attention:  Jeffrey J. Rosen, Esq.      Attention:  Jeffrey W. Tindell, Esq.
Telecopier No.:  212-326-2061                       Richard J. Grossman, Esq.
                                        Telecopier No.:  212-735-2000

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph, provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

                  8.3 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 5.5, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  8.4 ENTIRE AGREEMENT. This Agreement, the Exhibits, the Company Disclosure Letter, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior representations, warranties, agreements and understandings among the parties, both written and oral, with respect thereto except the Confidentiality Agreement which shall continue in full force and effect, PROVIDED that if there is any conflict between the Confidentiality Agreement and this Agreement, this Agreement shall prevail; PROVIDED FURTHER, that if the Offer is terminated without Purchaser purchasing any shares of Company Common
Stock, then the standstill and non-solicitation provisions set forth on pages four and five of the Confidentiality Agreement shall terminate. No prior drafts of this Agreement or portions thereof shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.

                  8.5 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  8.6      GOVERNING LAW; CONSENT TO JURISDICTION.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

                  (b) Each of the parties hereto (1) (A) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (2) (A) agrees that any action under this Agreement may also be brought in any Federal or state court located in the City of New York, Borough of Manhattan and (B) agrees that it will not by motion or other action contest the bringing of any such action in the above mentioned courts rather than in any other venue or forum.

                  8.7 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement each signed by less than all, but together signed by all of the parties hereto. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  8.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                  8.9 INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

                  8.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                  8.11 INCORPORATION OF EXHIBITS. The Company Disclosure Letter and all Exhibits attached hereto and referred to in this Agreement are hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if fully set forth in this Agreement.

                  8.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent (and only to the extent) of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  8.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or as otherwise breached and that money damages would not be an adequate remedy for any breach of this

Agreement. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court referred to in Section 8.6(b), this being in addition to any other remedy to which they are entitled at law or in equity. In any such action for specific performance, each of the parties will waive (a) the defense of adequacy of a remedy at law and (b) any requirement for the securing and posting of any bond.

                  8.14 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

                  8.15 COMPANY DISCLOSURE LETTER. Except where reference is made to the Company Disclosure Letter in the definition of "Company Material Adverse Effect" or in Article V, any matter disclosed in a section of the Company Disclosure Letter shall be treated as if it were disclosed in all applicable locations throughout such disclosure letter to the extent that, based upon a reasonable review of such disclosure letter by someone familiar with this Agreement, its applicability would be readily apparent. No disclosure in the Company Disclosure Letter shall be deemed to be an admission or representation as to the materiality of the item so disclosed.

                  8.16 EXECUTION. This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

                  8.17 PERSONAL LIABILITY. Neither this Agreement nor any other document delivered in connection with this Agreement (other than the Stockholders Agreement executed in connection herewith on the date hereof) shall create or be deemed to create or permit any personal liability or obligation on the part of any officer or director of the Company or any Subsidiary of the Company.

                  8.18 DATE FOR ANY ACTION. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

                  8.19 OBLIGATION OF PARENT AND THE COMPANY. Whenever this Agreement requires Purchaser or another Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser or such Subsidiary to take such action and a guarantee of the performance thereof. Whenever this Agreement requires the Surviving Corporation to take any action, from and after the Offer Completion Date, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Surviving Corporation to take such action and a guarantee of the performance thereof. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and a guarantee of the performance thereof.

                  8.20     CERTAIN DEFINITIONS. As used in this Agreement:

                  (a) The term "AFFILIATE," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "controlling," "controlled by," "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

                  (b) A person will be deemed to "BENEFICIALLY" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time).

                  (c) The term "BUSINESS DAY" means any day on which commercial banks are open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States.

                  (d) The term "KNOWLEDGE" or any similar formulation of "KNOWLEDGE" shall mean, with respect to the Company, the actual knowledge of the Company's executive officers.

                  (e) The term "PERSON" shall include individuals, corporations, partnerships, trusts, limited liability companies, associations, unincorporated organizations, joint ventures, other entities, groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act), labor unions or Governmental Entity.

                  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                             INTERNATIONAL PAPER COMPANY

                                             By: /s/  David W. Oskin
                                                 ---------------------------
                                                 Name:  David W. Oskin
                                                 Title: Executive Vice President

                                             SHOREWOOD PACKAGING CORPORATION

                                             By:  /s/  Marc P. Shore
                                                 ---------------------------
                                                 Name:  Marc P. Shore
                                                 Title: Chairman and CEO

                                             INTERNATIONAL PAPER - 37, INC.

                                             By: /s/  James W. Guedry
                                                 ---------------------------
                                                 Name:  James W. Guedry
                                                 Title: Presiden

                                     ANNEX A

                             CONDITIONS TO THE OFFER

                  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "AGREEMENT") of which this Annex A is a part. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of or the payment for any tendered shares of Company Common Stock and (except as provided in the Agreement) amend or terminate the Offer if (i) there shall not be validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock such that, upon consummation of the Offer, Purchaser would own at least fifty-one percent (51%) of the total number of issued and outstanding shares of Company Common Stock on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights or securities convertible into shares of Company Common Stock) (excluding any shares of Company Common Stock held by the Company or any of its Subsidiaries) (the "MINIMUM CONDITION") or (ii) any applicable waiting period under the HSR Act, the Competition Act or the Investment Canada Act or any similar legal regime in any other country applicable to significant operations of Parent or any of its Subsidiaries or Company or any of its Subsidiaries shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of this Agreement and before the initial time of acceptance of shares of Company Common Stock for payment pursuant to the Offer, any of the following conditions exists:

                  (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Entity of competent jurisdiction or a law, rule or regulation shall have been promulgated, or enacted by a Governmental Entity of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, or (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or Subsidiaries) of any portion of the Company's business or assets or which would substantially deprive Parent and/or its affiliates or Subsidiaries of the benefit of ownership of the Company's business or assets, or compels Parent (or any of its affiliates or Subsidiaries) to dispose of or hold separate any portion of the Company's business or assets, or of its business or assets, or which would substantially deprive Parent and/or its affiliates or Subsidiaries of the benefit of ownership of the Company's business or assets, or (iii) imposes material limitations on the ability of Purchaser or Parent effectively to acquire or to hold or to exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote shares of Company Common Stock purchased by Purchaser pursuant to the Offer or acquired by Parent in the Merger on all matters properly presented to the stockholders of the Company, or (iv) imposes any material limitations on the ability of Parent and/or its affiliates or Subsidiaries effectively to control in any material respect the business and operations of the Company (other than, prior to the Effective Time, by reason of there being minority stockholder in the Company); or


                                   Annex A-1

                  (b) there shall have been instituted, pending or threatened (in writing or by public announcement) an action by a Governmental Entity seeking (i) to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or (ii) to impose any other restriction, prohibition or limitation referred to in the foregoing paragraph (a); or

                  (c) this Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

                  (d) Parent and the Company shall have agreed in writing that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for shares of Company Common Stock pursuant thereto; or

                  (e) the representations and warranties of the Company set forth in the Agreement shall not be true and accurate in all respects as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) (in each case without for this purpose giving effect to qualifications or limitations as to materiality or the absence of a Company Material Adverse Effect contained in such representations and warranties, but reading each such representation and warranty as though the Company Disclosure Letter included information plainly disclosed in the Company Reports filed subsequent to May 2, 1999 and prior to the date hereof), except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or the Company shall have breached or failed to perform or comply in any material respect with any obligations, agreement or covenant required by the Agreement to be performed or complied with by it; PROVIDED, HOWEVER, that such breach or failure to perform is incapable of being cured or has not been cured prior to the Initial Expiration Date (or such later date upon with the Offer shall expire); or

                  (f) The Company or Purchaser shall have failed to receive any or all governmental or third party consents and approvals to consummate the Offer which, if not received, would have a Company Material Adverse Effect; or

                  (g) the Board shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing; or

                  (h) (i) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act) ("PERSON/GROUP"), other than Parent and Purchaser shall have acquired beneficial ownership of more than 21% of the outstanding shares of Company Common Stock, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 21% of the outstanding shares of Company Common Stock and which, in each case, does not tender the shares of Company Common Stock beneficially owned by it in the Offer; (ii) any new group shall have been formed which beneficially owns more than 15% of the outstanding shares of Company Common Stock and which does not tender the shares of Company Common Stock beneficially owned by it in the Offer; or (iii) any person/group (other than Parent or one or more of its


                                   Annex A-2
affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Company Common Stock or a merger, consolidation or other business combination with or involving the Company; or

                  (i) any change, development, effect or circumstance shall have occurred or be threatened that is reasonably likely to be a Company Material Adverse Effect; or

                  (j)      the Rights shall have become exercisable;

which in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

                  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition, and, subject to the terms of this Agreement, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                  Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.


                                   Annex A-3